Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Stephen C. Forsyth 203-969-0666 ext. 425 stephen.forsyth@hexcel.com

Media: Michael W. Bacal 203-969-0666 ext. 426 michael.bacal@hexcel.com

Hexcel Names David C. Hurley to Board of Directors

STAMFORD, Conn.—November 21, 2005 — Hexcel Corporation (NYSE/PCX: HXL) today announced the naming of David C. Hurley to its board of directors.  Mr. Hurley is the Vice Chairman of PrivatAir, a corporate aviation services company based in Geneva, Switzerland, where he served as Chief Executive Officer from 2000 to February 2003.  Prior to 2000, Mr. Hurley was the Chairman and Chief Executive Officer of Flight Services Group, a corporate aircraft management and sales company, which he founded in 1984 and was acquired by PrivatAir in 2000.  Mr. Hurley serves on the board of a variety of public and private companies, including BE Aerospace, Inc., where he is a member of the audit committee, and Genesee & Wyoming Inc., where he is a member of the compensation committee.  Mr. Hurley will be a member of the Audit Committee of Hexcel’s board of directors.

Mr. David E. Berges, Hexcel’s Chairman and Chief Executive Officer, said “We are delighted that David is joining our board.  He has a tremendous amount of management, operations and financial experience in the aerospace industry.  Speaking on behalf of the entire board, I would like to welcome David and say that we look forward to working with him.”

Hexcel Corporation is a leading advanced structural materials company.  It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics and industrial applications.